Exhibit 5.1

[LETTERHEAD OF BREYER & ASSOCIATES PC]

September 7, 2017

FS Bancorp, Inc.
6920 220th Street SW,
Mountlake Terrace, Washington 98043

Ladies and Gentlemen:
We have acted as special counsel to FS Bancorp, Inc., a Washington corporation (the "Company"), in connection with the issuance and sale by the Company to the Underwriters (as defined below) of 510,638 shares of the Company's common stock, par value $0.01 per share (the "Common Stock") and up to 76,596  additional shares of Common Stock that may be issued upon exercise of the Underwriters' (as defined below) option to purchase additional shares to cover over-allotments, if any (collectively the 587,234 aggregate shares of Common Stock are referred to below as the "Shares").  The Shares are being offered and sold pursuant to the Underwriting Agreement, dated as of September 7, 2017 (the "Agreement"), by and between the Company and Raymond James & Associates, Inc., as representative of the several underwriters listed on Schedule I thereto (collectively, the "Underwriters"). The Shares have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a shelf registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the "Commission") on January 31, 2017, (File No. 333-215810) (the "Registration Statement"), including a base prospectus dated September  7, 2017 (the "Base Prospectus") and a prospectus supplement relating to the Shares dated September 7, 2017 (the "Prospectus Supplement," and together with the Base Prospectus, the "Prospectus").

In connection with our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement, the Prospectus, the Company's articles of incorporation, as amended ("Articles of Incorporation"), and bylaws, as amended, resolutions of the Company's Board of Directors and committees thereof, certificates of public officials, certificates of corporate officers and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.  We have assumed without investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity, accuracy and completeness of the originals of such copies.  We have further assumed the due authorization of such documents by all parties other than the Company and the taking of all requisite action respecting such documents

FS Bancorp, Inc.
September 7, 2017

by all parties other than the Company, the due execution and delivery of such documents by each party other than the Company and that all agreements are valid and binding agreements of all parties to such agreements, other than the Company.  In addition, we have assumed the accuracy of certifications of public officials, government agencies and departments, corporate officers and other individuals on which we are relying, and have made no independent investigations thereof.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered as provided in the Agreement and upon receipt by the Company of the consideration therefor as contemplated by the Agreement, will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth herein, we express no opinion as to the laws of any jurisdiction other than the General and Business Corporation Law of the State of Washington, as currently in effect. This opinion is limited to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.
We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K filed on September 8, 2017, and to the reference to our name under the heading "Legal Matters" in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

FS Bancorp, Inc.
September 7, 2017

Very truly yours,

/s/Breyer & Associates PC

BREYER & ASSOCIATES PC